Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2026 with respect to the consolidated financial statements of BOXABL Inc. included in the Annual Report on Form 10-K of BOXABL Inc. for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

Fort Lauderdale, FL

September 25, 2026